FILED PURSUANT TO RULE 424(b)(3) AND 424(c)
                                                      REGISTRATION NO. 333-75809

                         EAST/WEST COMMUNICATIONS, INC.
                   Supplement to Prospectus dated May 13, 1999



--------------------------------------------------------------------------------

                                     SUMMARY

--------------------------------------------------------------------------------

                  The information set forth below supplements certain information set forth in the Prospectus dated May 13, 1999. Specifically, this supplement provides (i) unaudited summary financial information for the Company as at March 31, 1999 and for the quarter then ended and (ii) information relating to a non-exclusive arrangement between East/West Communications and Gabelli & Company, Inc. under which Gabelli & Company will bring to East/West potential partners/purchasers or other opportunities for East/West's PCS licenses. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings given to them in the Prospectus.



                  ---------------------------------------------

          Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                ------------------------------------------------





                   The date of this Supplement is June 1, 1999

                          UPDATED FINANCIAL INFORMATION

                  The following sets forth the unaudited financial statements of East/West for the first quarter of 1999 as filed with the Securities and Exchange Commission on Form 10-QSB on May 17, 1999.

                         EAST/WEST COMMUNICATIONS, INC.

                    (A Development Stage Enterprise, Formerly
                        Aer Force Communications B, L.P.)

                                 Balance Sheets


                                                                             MARCH 31,    DECEMBER 31,
                                                                               1999           1998
                                                                               ----           ----


ASSETS
Current Assets
   Cash and cash equivalents                                                    21,297          61,805
                                                                          ------------     -----------
Total current assets                                                            21,297          61,805

PCS Licenses                                                                18,957,721      18,957,721
Capitalized costs                                                            2,422,119       2,188,626
                                                                          ------------     -----------
Total assets                                                              $ 21,401,137     $21,208,152
                                                                          ============    ============
LIABILITIES AND SHAREHOLDER'S EQUITY
   Current liabilities:
   Accounts payable and accrued expenses                                     1,508,543       1,250,939
   Loans from shareholders                                                     300,000         300,000
   Current portion of Loan from FCC                                            743,580         743,580
                                                                          ------------     -----------
Total current liabilities                                                    2,552,123       2,294,519

Loan from FCC                                                               14,422,597      14,422,597
Deferred income taxes                                                          430,000         444,000
Redeemable  preferred stock, $1,000 par value; 5%
  cumulative  dividends,  16,000 shares authorized, 7,800
  issued and outstanding (liquidation value - $7,800,000)                    4,192,211       4,024,176

SHAREHOLDERS' EQUITY (DEFICIT):
Common stock, Class A, $.0001 par value, 3,600,000 shares
   authorized, 1,772,198 shares issued and outstanding                             177             177
Common stock, Class B, $.0001 par value, 16,000,000
shares authorized, 1,779,301 shares issued and outstanding                         178             178
Additional paid-in capital                                                   4,949,645       4,949,645
Shareholders' deficit accumulated during development stage                  (5,145,794)     (4,927,140)

Total shareholders' equity (deficit)                                          (195,794)         22,860
                                                                          ------------     -----------

Total liabilities and shareholders' equity (deficit)                      $ 21,401,137    $ 21,208,152
                                                                          ============    ============

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                            STATEMENTS OF OPERATIONS


                                                                                                      JULY 26, 1996
                                                                    THREE MONTHS ENDED                (INCEPTION) TO
                                                                           MARCH 31,                      MARCH 31,
                                                                   1999             1998                   1999
                                                             -------------------------------------------------------

Interest income                                               $     468                2,766                10,286
Interest expense, including commitment  and late fees           (22,133)                   0           (3,662,319)
Other expenses                                                  (42,954)              (8,464)             (206,771)
                                                             ------------------------------------------------------
               Loss before income taxes                         (64,619)              (5,698)           (3,858,804)

Income tax benefit (expense)                                      14,000                   0             (430,000)
                                                             ------------------------------------------------------
               Net loss                                         (50,619)              (5,698)           (4,288,804)

Dividend requirement on preferred stock                        (168,035)            (147,443)             (856,990)
                                                             ------------------------------------------------------

Loss applicable to common shares                              $(218,654)            (153,141)           (5,145,794)
                                                             ======================================================

Basic and diluted loss per common share                           (0.06)               (0.04)
                                                             ===========           ==========

Number of shares used in computation                           3,551,499           3,551,499
                                                             ===========           ==========

                              FINDER'S ARRANGEMENT


                  East/West has entered into a non-exclusive arrangement with Gabelli & Company under which Gabelli & Company will bring to East/West potential partners/purchasers or other opportunities for East/West's PCS licenses. Gabelli & Company is a full-service securities firm with extensive expertise in the telecommunications industry. Mario J. Gabelli, a Class A Director of East/West, is Chief Executive Officer of the parent company of Gabelli & Company. If Gabelli & Company finds a purchaser for some or all of our PCS licenses on terms satisfactory to East/West, Gabelli & Company will be paid a negotiated fee by the party it brings to East/West.

                  As explained in the Prospectus, we consider the joint venture or sale of some or all of our PCS licenses to be two alternatives, among others, to provide financing for the build-out of our licenses or to otherwise realize the value of our licenses. The arrangement with Gabelli & Company described herein in no way restricts East/West from negotiating or entering into agreements with third parties not introduced by Gabelli & Company for the sale of our PCS licenses or in connection with transactions that do not involve the sale of such PCS licenses.

                  There can be no assurance that we can sell our PCS licenses on favorable terms, or at all. If we do sell our PCS licenses, under the arrangement described above or otherwise, under FCC regulations, such sale may cause certain payment penalties to be imposed or cause our outstanding indebtedness incurred in connection with the purchase of our PCS licenses to become immediately due and payable, depending on the size of the acquiring party and its ability to assume such debt. In addition, if we sell one or more of our PCS licenses for cash, we will need to redeem a corresponding proportion of our preferred stock. See "Risk Factors," "Legislation and Governmental Regulations" and "Description of Capital Stock" contained in the Prospectus.